UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

UNIVERSAL FOOD & BEVERAGE COMPANY
(Name of Registrant As Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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3830 Commerce Drive, St. Charles, Illinois 60174

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF

STOCKHOLDERS

March 16, 2006

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated March 1, 2006, in lieu of a special meeting of the stockholders. Such action will be taken on or about April 6, 2006:

The Company’s Articles of Incorporation, as amended, will be amended to increase the number of authorized shares of common stock, par value $.01 per share of the Company from 100,000,000 shares to 300,000,000 shares.

No action is required by you. The accompanying Information Statement is furnished only to inform our shareholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Act of 1934, as amended. This Information Statement is being mailed to you on or about March 17, 2006.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED IN THE ATTACHED INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

PLEASE NOTE THAT A MAJORITY OF OUR STOCKHOLDERS HAVE VOTED TO APPROVE THE INCREASE IN AUTHORIZED COMMON STOCK AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE TRANSACTIONS.

By Order of the Board of Directors,

Duane N. Martin
Chairman of the Board

3830 Commerce Drive, St. Charles, Illinois 60174

INFORMATION STATEMENT REGARDING ACTION BY WRITTEN

CONSENT OF A MAJORITY IN INTEREST OF OUR STOCKHOLDERS

March 16, 2006

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

This information statement has been mailed on or about March 17, 2006 to the stockholders of record on March 13, 2006 (the “Record Date”) of Universal Food & Beverage Company, a Nevada corporation (the “Company”, “Universal”, “we”, “us” or “ours”), to provide you with information and a description of an action taken by the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions to be taken pursuant to the written consent will not be taken until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or after April 6, 2006.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS IS NOT A SOLICITATION FOR A PROXY.

PLEASE NOTE THAT THE COMPANY’S STOCKHOLDERS HOLDING A MAJORITY IN INTEREST HAVE VOTED TO APPROVE THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK. THE NUMBER OF VOTES HELD BY THESE STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT TO INCREASE OUR AUTHORIZED COMMON STOCK, AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.

AMENDMENT TO THE ARTICLES OF INCORPORATION

General

The Nevada Revised Statutes require that in order for us to amend our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), such amendment must be approved by our Board of Directors and approved by a majority of the issued and outstanding shares entitled to vote. The Nevada Revised Statutes also provide that any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent, setting forth the action so taken, shall be signed by the holders of a majority of the issued and outstanding shares entitled to vote.

Article VI of the Company’s Articles of Incorporation currently is as follows:

The total number of shares of Common Stock which this corporation is authorized to issue is one hundred million (100,000,000), and the total number of shares of Preferred Stock which this corporation is authorized to issue is twenty-five million (25,000,000).

The Amendment

On February 15, 2006, our Board of Directors of Universal (i) approved an amendment to our Certificate of Incorporation to amend Article VI of our increase the authorized Common Stock from 100,000,000 to 300,000,000 (the “Amendment”), (ii) authorized the presentation of the Amendment to the stockholders of Universal on or before May 15, 2006 for adoption by the stockholders, and (iii) authorized the filing of the Amendment with the Secretary of State of the State of Nevada, following such stockholder approval and adoption.

Upon the filing of Certificate of Amendment to the Articles of Incorporation containing the Amendment the Company’s authorized shares of Common Stock will increase from 100,000,000 to 300,000,000, and Article VI of the Company’s Articles of Incorporation will be as follows:

The total number of shares of Common Stock which this corporation is authorized to issue is three hundred million (300,000,000), and the total number of shares of Preferred Stock which this corporation is authorized to issue is twenty-five million (25,000,000).

The full text of the proposed Certificate of Amendment to the Articles of Incorporation is attached to this Information Statement as Exhibit A (the “Certificate of Amendment”).

Stockholder Approval

On March 13, 2006, the Record Date for determination of the shareholders entitled to receive this Information Statement, there were 37,439,536 shares of Common Stock issued and outstanding. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders.

Thus, we needed the affirmative vote of at least a majority of the issued and outstanding shares of our Common Stock, or 18,719,768 shares to approve the actions contemplated herein.

By written consent dated effective March 1, 2006, shareholders owning 22,449,682 shares, or approximately 59.96% of the issued and outstanding shares of our Common Stock, approved the

Amendment and the increase in our authorized common stock. The full text of the written consent is attached to this Information Statement as Exhibit B.

Effective Date of Amendment

The Amendment will become effective upon the filing with the Nevada Secretary of State of the Certificate of Amendment. We intend to file the Certificate of Amendment twenty days after this Information Statement is first mailed to shareholders, or on or after April 6, 2006.

Purpose of the Amendment

The Board believes that the increase in authorized shares of our Common Stock will provide the Company with the shares necessary to meet its obligations under the Series A Preferred Stock financing. See “February 2006 Series A Preferred Stock Financing,” below. Additionally, the Board believes that the increase in authorized shares of our Common Stock will provide the Company with greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing and stock based acquisitions.

Interests of Certain Persons in Matters to be Acted Upon

No director or executive officer or associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment which is not shared by all other stockholders of the Company.

INCREASE IN AUTHORIZED COMMON STOCK

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock.

As of the Record Date, a total of 37,439,536 shares of the Company’s currently authorized 100,000,000 shares of Common Stock are issued and outstanding.

In connection with the issuance of 20,204 shares of our Series A Preferred Stock and related common stock purchase warrants in our recent financing (see below), Universal has agreed to (i) reserve all of the currently outstanding and unreserved shares of our Common Stock for issuance upon the conversion of the Series A Preferred Stock and exercise of outstanding common stock purchase warrants and (ii) amend our Articles of Incorporation to increase our authorized Common Stock to enable Universal to reserve and issue the additional amounts of Common Stock described below in connection with obligations under outstanding conversion and dividend rights under the Series A Preferred Stock, and exercise rights under our outstanding warrants and options.

As of the date of this Information Statement, there are outstanding rights, warrants and options to acquire up to 75,465,053 shares of our common stock, including the common stock issuable on conversion of the Series A Preferred Stock and the outstanding common stock purchase warrants and options for our common stock described below. In addition, our contractual obligations with the holders of certain of these rights requires that Universal reserve between 110% and 125% of the shares of Common Stock currently issuable on conversion or exercise.

Description	No. of Shares Subject to Rights	Exercise or Conversion Price	Shares to Be Reserved For Issuance on Filing of Amendment

Common stock purchase warrants issued as a result of the March 2005 share exchange	5,914,345	$2.50	5,914,345

Common stock purchase warrants issued in connection with acquisition of Independence Water Group assets in March 2005	2,945,000	$1.00	2,945,000

Common stock awards under the Company’s consultants’ compensation plan	0	N/A	837,500

Common stock purchase warrants issued to senior convertible exchangeable note holders	2,503,108	$0.01	2,753,420

Common stock issuable in conversion of Series A Preferred Stock	40,408,000	$0.50	50,510,000

Common stock issuable as dividends on Series A Preferred Stock	N/A	N/A	1,500,000

Common stock purchase warrants issued to Series A Preferred Stock Holders	20,204,000	$0.70	25,255,000

Common stock purchase warrants issued to placement agent	3,030,600	$0.50	3,105,600

Common stock issuable on exercise of awards under the Company’s 2006 Omnibus Stock Plan	460,000	$0.70	14,000,000
Total	75,465,053		106,820,865

The increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares of Common Stock not otherwise issued or reserved for issuance from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

Except as provided in the table above, there are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of Common Stock which are proposed to be authorized.

FEBRUARY 2006 SERIES A PREFERRED STOCK FINANCING

To obtain funding for our ongoing operations, Universal entered into a Securities Purchase Agreement dated as of February 15, 2006 with certain named investors (the “Investors”) with respect to our Series A Preferred Stock Financing. The following is a summary of the terms of this financing.

On February 17, 2006, under the Purchase Agreement, Universal sold and issued 20,204 shares of the Series A Preferred Stock, with each share initially convertible into 2,000 shares of our Common Stock and related Common Stock purchase warrants described below (the “Warrants”), in exchange for aggregate gross proceeds of $20,204,000. The private placement of the securities was completed in accordance with the exemption provided by Rule 506 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Act”).

Each of the holders has the right, at its option at any time, to convert any shares of Series A Preferred Stock into shares of Universal’s Common Stock at the conversion price of $0.50 per share subject to certain adjustments. The shares of Common Stock issued upon conversion of shares of Series A Preferred Stock are hereafter referred to as Conversion Shares.

Subject to certain conditions, Universal has the right to pay required dividends on the Series A Preferred Stock in shares of Common Stock (the “Dividend Shares”).

Additional terms of our Series A Preferred Stock are described below under “Description of Capital Stock – Preferred Stock – Series A Preferred Stock.”

The Warrant each Investor received gives the holder the right to acquire one (1) share of Common Stock for every two (2) shares of Common Stock initially underlying the shares of Series A Preferred Stock purchased. The shares of Common Stock which may be acquired upon exercise of the Warrants are hereafter referred to as the “Warrant Shares.” The Warrants are exercisable initially at $0.70 per share of Common Stock, subject to adjustment, and are exercisable for five (5) years after issuance. The Warrants contain a cashless exercise provision.

The number and kind of securities issuable upon the exercise of the Warrants and the exercise price shall be adjusted appropriately in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events.

Additionally:

•	if Universal issues, or is deemed to issue under the applicable provisions of the Series A Preferred Stock or Warrants, additional shares of Common Stock at a purchase price less than the then-effective conversion price or exercise price, as applicable, except for certain issuances excluded from any such calculation, the conversion price or exercise price, as applicable, shall be automatically decreased to that lower price;

•	if Universal does not achieve certain net sales targets in the four quarters ended March 31, 2007, the conversion price for the Series A Preferred Stock and the exercise price for the Warrant will be decreased to the product of (x) the then current exercise price and (y) .6666; and

•	if the shareholders of Universal have not approved the Amendment by May 15, 2006, the conversion price for the Series A Preferred Stock and the exercise price for the Warrant will be decreased to $0.01.

The Series A Preferred Stock and Warrants provide that Universal is required not to effect any conversion of Series A Preferred Stock or exercise of Warrants, and a holder has no right to convert any Series A Preferred Stock or exercise any Warrant, that would result in any person owning in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect of such conversion exercise. A holder may increase this percentage to any other percentage not in excess of 9.99% with respect to such holder’s ownership by not less than 61 days written notice to us.

The Series A Preferred Stock, the Conversion Shares, the Warrants, the Warrant Shares, the Dividend Shares, and the placement agent warrants (and underlying common stock) Shares (described below) are “restricted securities” and, therefore, may be transferred, to the extent permissible, only pursuant to registration or qualification under federal and state securities laws or pursuant to an exemption from registration or qualification.

Universal and the Investors entered into a Registration Rights Agreement on February 17, 2006. The Registration Rights Agreement imposes certain registration obligations upon Universal with respect to the shares of Common Stock underlying the Series A Preferred Stock and Warrants acquired by the Investors. The shares with respect to which the Registration Rights Agreement grants such rights are referred to as “registrable securities.”

Under the terms of the Registration Rights Agreement, Universal has agreed to register for the benefit of the Investors that number of shares of Common Stock (“required registration amount”) set forth in the table on page 4 with respect to the Conversion Shares, Warrant Shares and Dividend Shares which amounts are all subject to adjustment as provided in the Registration Rights Agreement. In addition, Universal will include in required registration amount required to be registered by the Registration Rights Agreement, the Common Stock to be received on the exercise of warrants issued in connection with our December 2005 senior convertible exchangeable note financing. As of the date of this filing, the required registration amount is approximately 80,026,000. See above under “Increase in Authorized Common Stock.”

The Registration Rights Agreements contains certain requirements as to the timing of the filing and initial effectiveness, and the maintenance of the effectiveness, of any registration statements covering the resale of the registrable securities. If these deadlines are not met Universal will be required to make certain “registration delay payments”, which may be substantial. Notwithstanding the foregoing, in no event shall the aggregate of all registration delay payments exceed 20% of the aggregate of all Investor’s purchase prices.

Also, in connection with the Purchase Agreement:

•	The Investors agreed not to engage in any short sales in our Common Stock until the earlier of June 16, 2006 or the effectiveness of the first registration statement pursuant to the Registration Rights Agreement.

•	Duane Martin, our Chairman and CEO and Marc Fry, our President, agreed not to sell, transfer or otherwise dispose of our Common Stock held by them until June 30, 2007, subject to certain exceptions.

•	An Investor agreed not sell, transfer or otherwise dispose of (i) warrants that it currently holds from our convertible note financing and any Common Stock received on the exercise of those warrants until June 16, 2006 and (ii) 2,000 Preferred Shares that it currently holds and any Common Stock received on the conversion of those Preferred Shares until August 15, 2006.

In addition to a cash fee of $1,477,210.27 Universal issued to its placement agent a warrant to purchase 3,030,600 shares of Common Stock, initially exercisable for five (5) years at fifty cents ($0.50) per share of Common Stock, subject to adjustment.

Universal used a portion of the proceeds of Series A Preferred Stock financing to purchase the aseptic bottling plant and equipment assets of California Natural Products, Inc. located in Savannah, Georgia. Universal also paid off certain outstanding obligations to Grayson National Bank and Independence Water Group, LLC, outstanding notes to certain shareholders and other current indebtedness. The balance of the proceeds will be used for working capital and capital expenditures.

The Series A Preferred Stock Financing is the subject of our Form 8-K filed with the SEC on February 21, 2006 (“February 21, 2006 Form 8-K”), and that filing includes copies of the Purchase Agreement, form of Warrant, Registration Rights Agreement and Certificate of Designations of the Series A Preferred Stock.

RISKS RELATING TO OUR SERIES A PREFERRED STOCK FINANCING

There are a large number of shares underlying our Series A Preferred Stock and outstanding Warrants that may be available for future sale and the sale of these shares may depress the market price of our Common Stock.

As of March 1, 2006, we had 37,439,536 shares of Common Stock issued and outstanding, 20,204 shares of Series A Preferred Stock issued and outstanding that may be converted into an estimated 40,408,000 shares of Common Stock, and outstanding options and warrants to purchase 35,057,053 shares of Common Stock. In addition, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants may increase if we fail to meet certain operational milestones or registration requirements. The shares issuable upon conversion of the Series A Preferred Stock and upon exercise of our financing warrants (currently 63,115,108 shares) will be registered with the SEC and, when such registration is effective, may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

The issuance of shares upon conversion of the Series A Preferred Stock and exercise of outstanding Warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and exercise of Warrants may result in substantial dilution to the interests of other stockholders since the Investors may ultimately convert and sell the full amount issuable on conversion. Although the Investors may not convert their Series A Preferred Stock and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding Common Stock, this restriction does not prevent the Investors from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the Investors could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including the Investors.

If the Company’s stockholders do not approve the Amendment by May 15, 2006 and the Company does not reserve the number of shares of Common Stock required in connection with the Series A Preferred Stock financing, Universal will be in breach of the Series A Preferred Stock financing transaction documents, which could result in substantial further dilution to our stockholders and substantial monetary penalties.

The Series A Preferred Stock financing transaction documents require that the Company’s stockholders approve the Amendment by May 15, 2006, and that Universal reserve for issuance and register for resale with the SEC, specific numbers of shares of Common Stock issuable on conversion of the Series A Preferred Stock and exercise of the financing warrants. If Universal does not satisfy these requirements the conversion prices and exercise prices of those securities may be reduced, which could result in substantial further dilution to our stockholders, and the Company may be required to pay substantial monetary penalties.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock currently consists of:

•	100,000,000 shares of Common Stock, par value $0.01 per share; and

•	25,000,000 shares of preferred stock, par value $0.01 per share, issuable in series.

We have summarized selected aspects of our capital stock below. For a complete description of our current authorized capital stock, you should refer to our articles of incorporation and by-laws, which are exhibits to our SEC filings.

Common Stock

Each share of Common Stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our Common Stock may be limited by obligations we may have to holders of any preferred stock. In addition, certain rights of holders of Common Stock may be adversely affected by the rights of holders of any preferred stock that we may issue in the future.

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to them. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock have the ability to elect all the directors. Thus, a stockholder is not entitled to a number of votes equal to his shares multiplied by the number of directors to be elected and to divide his votes among the candidates in any way he chooses.

If we liquidate or dissolve our business, the holders of Common Stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of Common Stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

All issued and outstanding shares of Common Stock are fully paid and nonassessable.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “UFBV.OB.”

The transfer agent for our common stock is Interwest Transfer Company.

Preferred Stock

Our board of directors can, without action by stockholders, issue one or more classes or series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.

Series A Convertible Stock. We filed a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) with the Nevada Secretary of State on February 16, 2006. A total of 30,000 shares of Series A Preferred Stock are authorized under the Certificate of Designations. No other series, class or shares of preferred stock has been designated or authorized. A copy of the Certificate of Designations is attached as an exhibit to the February 21, 2006 Form 8-K. You should read the Certificate of Designations for a complete description of the rights and preferences of the Series A Convertible Preferred Stock.

The Series A Preferred Stock has a term of three years and is entitled to receive a cumulative dividend at the rate of five (5) percent per annum of the Series A Preferred Stock stated value (initially $1,000 per share), payable quarterly, in cash or Common Stock at our option (with our option to pay the dividend in Common Stock subject to certain other conditions set forth in the Certificate of Designations, including the continuing effectiveness of the registration statements relating to the registrable securities, the continuing eligibility of the Common Stock for trading on an eligible market, and compliance with all transaction documents relating to the purchase of the Series A Preferred Stock). Upon the occurrence of a “triggering event”, the interest rate will convert to 12%.

Each of the holders has the right, at its option at any time, to convert any shares of Series A Preferred Stock into shares of Universal’s Common Stock at the conversion price of $0.50 per share subject to certain adjustments. After a triggering event, each holder has the right, at such Holder’s option, to require Universal to redeem all or a portion of such holder’s shares of Series A Preferred Stock at a price per Preferred Share equal to the greater of 125% of (x) the conversion amount (which initially is $1,000 per share, subject to adjustments) and (y) the product of (A) the conversion rate in effect at such time as such holder delivers a notice of redemption (which initially is 2,000 per share, subject to adjustments) and (B) the closing sale price of the Common Stock on the trading day immediately preceding such triggering event, plus any accrued but unpaid dividends per Preferred Share. In connection with a Change of Control, a holder may require Universal to redeem all or any portion of the holder’s shares of Series A Preferred Stock in cash at a price equal to 125% of the greater of (i) the product of (x) the sum of the conversion amount being redeemed together with any accrued but unpaid dividends per Preferred Share and (y) the quotient determined by dividing (A) the closing sale price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the conversion price and (ii) the sum of the conversion amount being redeemed together with any accrued but unpaid dividends per Preferred Share.

Universal has the right to require the holder to convert up to all of the conversion amount plus the amount of any accrued but unpaid dividends per Preferred Share, if at any time from and after the effective date of the last registration statement required to register all registrable securities under the Registration Rights Agreement, (i) the weighted average price of the Common Stock equals or exceeds $2.50 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after February 17, 2006) for each of any 20 consecutive trading days, (ii) the daily trading volume on the principal market during that 20 day period exceeds 100,000 shares on each trading day; provided, that no block trade(s) greater than 20,000 shares will be considered in determining such daily trading volume and (iii) certain other conditions set forth in the Certificate of Designations, including the continuing effectiveness of the registration statements relating to the registrable securities, the continuing eligibility of the Common Stock for trading on an eligible market, and compliance with all transaction documents relating to the purchase of the Series A Preferred Stock, have been satisfied or waived in writing by the holder on each day during the period that Universal delivers its mandatory conversion notice until the mandatory conversion is completed. If any shares of Series A Preferred Stock remain outstanding on the maturity date, Universal will redeem those shares of Series A Preferred Stock in cash in an amount equal to the outstanding conversion amount for such shares of Series A Preferred Stock plus any accrued but unpaid dividends per Preferred Share outstanding.

The shares of Common Stock issued upon conversion of shares of Series A Preferred Stock are hereafter referred to as Conversion Shares.

The Certificate of Designations provides that Universal is required not to effect any conversion of the Series A Preferred Stock, and a holder has no right to convert any Series A Preferred Stock, that would result in any person owning in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect of such conversion exercise. A holder may increase this percentage to any other percentage not in excess of 9.99% with respect to such holder’s ownership by not less than 61 days written notice to us.

If we do not have enough Conversion Shares available to meet the conversion requirements of Investors at any time, we will allocate the Conversion Shares available pro rata among all holders participating in the conversion.

If we do not timely deliver the number of Conversion Shares that a holder is entitled to on conversion of the Series A Preferred Stock, we will be required to pay monetary damages, and in some cases after a continuing failure, additional Common Stock. In addition, under certain circumstances we may be required to reimburse the Investor for the costs of acquiring shares of our Common Stock that the Investor was required to purchase in the market to meet its obligations as a result of our failure.

A “triggering event”, as defined in the Certificate of Designations, means:

•	the failure of the applicable registration statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable effectiveness deadline (as defined in the Registration Rights Agreement);

•	while the registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder for sale of all of the registrable securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 5 consecutive trading days or for more than an aggregate of 10 days in any 365-day period (excluding days during an allowable grace period (as provided in the Registration Rights Agreement));

•	the suspension from trading or failure of the Common Stock to be listed on an eligible market for a period of 5 consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

•	our (A) failure to cure a conversion failure by delivery of the required Common Stock within 10 trading days after the applicable conversion date or (B) notice, written or oral, to any holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any shares of Series A Preferred Stock into Common Stock that is tendered in accordance with the provisions of the Certificate of Designations;

•	at any time following the 10th consecutive business day that a holder’s authorized share allocation is less than the Common Stock that such holder would be entitled to receive upon a conversion of the full conversion amount of the shares of Series A Preferred Stock;

•	we breach any representation, warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least 5 business days; or

•	the stockholder approval of the amendment to Universal’s Certificate of Incorporation to increase the authorized Common Stock from 100,000,000 to 300,000,000 is not obtained by May 15, 2006.

The terms “closing sale price,” “weighted average price” and “trading day” are defined in the Certificate of Designations.

The number and kind of securities issuable upon the conversion of the Series A Preferred Stock and the conversion price shall be adjusted appropriately in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events.

Additionally:

•	if Universal issues, or is deemed to issue under the applicable provisions of the Certificate of Designations, additional shares of Common Stock at a purchase price less than the then-effective conversion price, except for certain issuances excluded from any such calculation, the conversion price shall be automatically decreased to that lower price;

•	if Universal does not achieve certain net sales targets in the four quarters ended March 31, 2007, the conversion price for the Series A Preferred Stock will be decreased to the product of (x) the then current conversion price and (y) .6666; and

•	if the shareholders of Universal have not approved an amendment to Universal’s Certificate of Incorporation increasing the authorized Common Stock from 100 million to 300 million by May 15, 2006 the conversion price for the Series A Preferred Stock will be decreased to $0.01.

So long as there is Series A Preferred Stock outstanding, Universal has agreed that it will not:

•

enter into or be party to a fundamental transaction (e.g., a merger or consolidation with another person, a sale of substantially all the assets of Universal, or completion of a purchase, tender or exchange offer, or any other agreement, that results in a person owning 50% or more of

Universal’s outstanding common stock), unless (i) the successor entity assumes in writing all of the obligations of Universal under the Certificate of Designations and the other transaction documents and (ii) the successor entity (including its parent entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an eligible market; or

•	from February 17, 2006 until the effective date of the last registration statement required to be filed pursuant to the registration statement, directly or indirectly, grant, issue or sell any options, convertible securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (other than certain excluded securities), without providing the holders of the Series A Preferred Stock the right to acquire, upon the terms applicable to those purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the Common Stock acquirable upon complete conversion of the shares of Series A Preferred Stock.

In the event of any liquidation or winding up of Universal, before any distribution of assets to the holders of junior securities, the holder of each share of Series A Preferred Stock then outstanding shall be paid out of the assets of Universal legally available for distribution to its stockholders a per share amount equal to the original issue price per share of Series A Preferred Stock ($1,000.00 per share), as adjusted for stock splits, dividends, combinations or other recapitalization of the Series A Preferred Stock) plus any declared and unpaid dividends thereon (the “Liquidation Preference”). Upon the completion of all required distribution to the Series A Preferred Stock, if assets remain in Universal, the remaining assets of Universal available for distribution to stockholders shall be distributed among the holders of shares of any other series of preferred stock in accordance with their respective terms, then to the holders of Common Stock pro rata based on the number of shares of the Common Stock actually outstanding and held by holders of shares of Common Stock. Notwithstanding the foregoing, if the holders of the Series A Preferred Stock would receive on an as-converted basis an amount greater than the Liquidation Preference, such holders shall be entitled to receive such greater amount.

The Series A Preferred Stock will have no vote except as specifically provided in the Certificate of Designations or as otherwise required by law.

Anti-Takeover Provisions

The provisions of Nevada law and our articles of incorporation and by-laws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Liability of Our Directors and Officers

As permitted by Nevada law, we have included in our articles of incorporation a provision that limits our directors’ and officers’ liability for monetary damages for breach of their fiduciary duty as a director or officer to us and our stockholders. The provision does not affect the liability of a director:

•	for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2006. The information in this table provides the ownership information for:

•	each person known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	our executive officers and directors as a group.

The table is based upon information provided by officers, directors and principal stockholders. Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common Stock beneficially owned and percentage ownership is based on the shares of our Common Stock outstanding on March 1, 2006, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after March 1, 2006.

As of March 1, 2006, there were approximately 140 record holders of common stock and 37,439,536 shares of common stock outstanding.

Name and Address of Stockholder (1)	Number of Shares of Common Stock Owned	Percentage of Common Stock Owned (2)
Duane N. Martin (3)	5,278,668	13.63%
Marc R. Fry (4)	4,000,000	10.68%
John F. Levy (5)	—	—
Joseph Balistreri	1,500,000	4.01%
Charles Sizer	1,500,000	4.01%
Bruce Neviaser (6)	6,103,338	15.18%
Ralph M. Passino (7)	3,200,000	8.55%
Rich Biscan (8)	1,931,334	5.15%
Magnetar Master Capital Fund, Ltd. (9)	3,500,000	9.35%
Directors and executive officers as a group (6 persons—Messrs. D. Martin, Fry, Levy, Passino, Balistreri and Sizer) (3)(4)(5)(7)	15,478,668	39.87%

(1)	Unless otherwise indicated the address of all the persons named is c/o Universal Food & Beverage Company, 3830 Commerce Drive, St. Charles, IL 60174.

(2)	Based on 27,313,554 shares of common stock outstanding, and otherwise computed in accordance with Rule 13d-3 of the Exchange Act.

(3)	Includes 333,334 shares held by Elizabeth Martin, his wife. Includes 333,334 shares of common stock held by Mrs. Martin that were subject to warrants exercisable within 60 days of March 1, 2006. Includes 612,000 shares subject to Series A Preferred Stock convertible and warrants exercisable within 60 days of March 1, 2006.

(4)	Includes 300,000 shares held by BLPJ LLC, a limited liability company of which he is the sole member.

(5)	Does not include 460,000 shares subject to an option agreement to be prepared.

(6)	Includes 333,334 shares held by Neviaser Enterprises, Inc., a corporation which he controls and 200,000 shares held by DNEV LLC, a limited liability company he controls. Includes 2,778,656 shares of common stock that were subject to warrants exercisable by him, Neviaser Enterprises, Inc. and DNEV LLC within 60 days of March 1, 2006. Mr. Neviaser’s address is 4123 Mandan Cresent, Madison, WI 53712.

(7)	Includes 100,000 shares of common stock that were subject to warrants exercisable within 60 days of March 1, 2006.

(8)	Includes 41,334 shares of common stock that were subject to warrants exercisable within 60 days of March 1, 2006. Mr. Biscan’s address is 2162 Acorn Court, Wheaton, IL 60187.

(9)	Magnetar Capital Fund Ltd.’s address is 1603 Orrington Avenue, Evanston, IL 60201.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information regarding companies that file electronically with the SEC.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our information statement, unless Universal has received contrary instructions from one or more of the stockholders. Upon written or oral request, Universal will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify Universal if they wish to receive separate copies of our communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify Universal of their requests by calling or writing Duane N. Martin, Chief Executive Officer, Universal Food & Beverage Company, 3830 Commerce Drive, St. Charles, Illinois 60174; (630) 584-3671.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single information statement will be sent to any household address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. We undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the information statement, or if you are registered stockholders who share the same address and received separate copies of the information statement but would prefer that a single copy of documents be provided in the future, please contact: Duane N. Martin, Chief Executive Officer, Universal Food & Beverage Company, 3830 Commerce Drive, St. Charles, Illinois 60174; (630) 584-3671. If your stock is held through a broker or bank and you prefer to receive separate copies of the information statement, please contact your broker or bank.

By Order of the Board of Directors,

Duane N. Martin
Chairman of the Board of Directors

St. Charles, Illinois

March 16, 2006

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

UNIVERSAL FOOD & BEVERAGE COMPANY

Universal Food & Beverage Company, (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, in lieu of meeting by consent, adopted the following resolution:

“RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article VI of the Articles of Incorporation be superceded and replaced as follows:

The total number of shares of Common Stock which this corporation is authorized to issue is three hundred million (300,000,000), and the total number of shares of Preferred Stock which this corporation is authorized to issue is twenty-five million (25,000,000).

RESOLVED, that the appropriate corporate officers be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer’s judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.”

SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 78.320 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 6th day of April, 2006.

By:
Name:	Duane N. Martin
Title:	Chief Executive Officer

A-1

EXHIBIT B

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS OF

UNIVERSAL FOOD & BEVERAGE COMPANY

Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes, the undersigned stockholders each holding and having voting power over that number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Universal Food & Beverage Company, a Nevada corporation (the “Company”) set forth adjacent to its name below, collectively constituting a majority of the voting power of the issued and outstanding Common Stock, do hereby consent to, approve and adopt the following resolution:

WHEREAS, contemporaneously with this resolution, the Board of Directors of the Company has determined that it to be in the best interest of the Company and its stockholders to amend the Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock, from 100,000,000 to 300,000,000 (the “Amendment”), so such additional shares are available in the future for the purposes of meeting the Company’s obligations under its Series A Preferred Stock and the other transactions contemplated by the Securities Purchase Agreement dated February 16, 2006, by and among the Company and the Buyers named therein, establishing the 2006 Omnibus Stock Option Plan and creating a capital structure that gives the Company an option to raise capital in the future through the sale of Common Stock and rights to acquire Common Stock, and has submitted the Amendment to, and recommended the approval and adoption of the Amendment by, the stockholders of the Company.

WHEREAS, the affirmative vote in favor of the adoption of the by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 78.390 of the Nevada Revised Statutes before the Company may effect the Amendment.

WHEREAS, the undersigned stockholders are the record owners of shares of the capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Amendment;

NOW, THEREFORE, BE IT RESOLVED, that, the undersigned stockholders in their capacity as stockholders of the Company, hereby adopt the following Amendment within the meaning of Section 78.385 and 78.390 of the Nevada Revised Statutes:

Article VI of the Corporation’s Certificate of Incorporation, be amended to read in its entirety as set forth below, and that such amendment be, and it hereby is, deemed to be advisable:

VI

The total number of shares of Common Stock which this corporation is authorized to issue is three hundred million (300,000,000), and the total number of shares of Preferred Stock which this corporation is authorized to issue is twenty-five million (25,000,000).

B-1

FURTHER RESOLVED, the corporate officers of the Company each be, and they each hereby are, authorized, empowered and directed to prepare, sign and deliver a Certificate of Amendment for filing with the Secretary of State of Nevada evidencing the Amendment as approved by the stockholders.

FURTHER RESOLVED, that the Chairman, President and each other corporate officers of the Company be, and they each hereby are, authorized, empowered and directed to sign and deliver such other documents, and take all such other actions of any kind as any one of them may deem necessary, desirable or appropriate in order to further the purpose and intent of the foregoing resolutions.

[Signature Page for March 1, 2006 Consent Follows]

B-2

[Signature Page for March 1, 2006 Consent]

This Consent may be executed in one or more counterparts, all of which shall be considered one and the same instrument.

Date: March 1 , 2006

/s/ Duane N. Martin	4,000,000 shares of Common Stock
Duane N. Martin

/s/ Marc R. Fry	3,700,000 shares of Common Stock
Marc R. Fry

BLPJ LLC		300,000 shares of Common Stock

By:	/s/ Marc R. Fry
Marc R. Fry, Authorized Signatory

/s/ Ralph M. Passino	3,100,000 shares of Common Stock
Ralph M. Passino

/s/ Newlin Martin	1,525,000 shares of Common Stock
Newlin Martin

/s/ Charles Sizer	1,500,000 shares of Common Stock
Charles Sizer

/s/ Joseph Balistreri	1,500,000 shares of Common Stock
Joseph Balistreri

/s/ Bruce Neviaser	6,103,338 shares of Common Stock
Bruce Neviaser

Neviaser Enterprises, Inc		334,334 shares of Common Stock

By:	/s/ Bruce Neviaser
Bruce Neviaser, Authorized Signatory

DNEV LLC

By:	/s/ Bruce Neviaser	200,000 shares of Common Stock
Bruce Neviaser, Authorized Signatory

MAGNETAR MASTER CAPITAL FUND, LTD.

By:	Magnetar Financial LLC	3,500,000 shares of Common Stock
Its:	Investment Manager

By:	/s/ Paul Smith
Paul Smith, General Counsel

B-3